McClatchy Reports Fourth Quarter 2013 Earnings

- Circulation revenues increase; Plus Program revenues of $8.8 million in the 2013 quarter

- Digital-only revenues up 15.8% from Q4 2012 with digital-only ad revenues up 13.2%

- Total revenue trend improves in Q4 2013 compared to prior quarters

- Advertising revenues from nontraditional sources now 39.7% of total ad revenues

- Cash distributions from equity investments total $42.4 million in 2013

SACRAMENTO, Calif., Feb. 13, 2014 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported fourth quarter 2013 earnings, excluding the net impact of certain items discussed below, of $29.9 million. Earnings in the fourth quarter of 2012, adjusted for similar items and the extra week in our 2012 fiscal calendar (discussed below), were $29.8 million.

On a GAAP basis, net income in the fourth quarter of 2013 was $12.5 million, or 14 cents per share. In the fourth quarter of 2012 the company reported a net loss of $30.0 million, or 35 cents per share.

The company's fiscal 2013 reporting period was a 52-week year compared to a 53-week year in 2012, and as a result, the fiscal fourth quarter of 2013 includes 13 weeks compared to 14 weeks in the 2012 fiscal fourth quarter. The company estimates that the reported net loss in 2012 was reduced by approximately $4.0 million because of the additional week being reported. The estimated impact of the extra week in the 2012 fiscal calendar on revenues and expenses are outlined in a proforma schedule of 13-week quarterly results and 52-week annual results for 2012, which accompanies this release.

Commenting on McClatchy's 2013 fourth quarter results, Pat Talamantes, McClatchy's president and CEO, said, "We ended 2013 on a positive note. The total revenue trend improved this quarter compared to both the proforma13-week fourth quarter of 2012 and the third quarter of 2013, driven by improvement in both advertising and circulation revenue trends. And on a comparable basis, adjusted net income in the 2013 quarter was slightly ahead of the estimated 13-week fourth quarter of 2012. We also continue to make great strides in growing our digital audience as evidenced by the 19.7% growth in monthly unique visitors and 83.0% growth in mobile monthly unique visitors compared to the same quarter last year. We generated additional liquidity this quarter, having received $38.7 million in cash distributions from our equity investments for a total of $42.4 million in 2013. We ended the year with $80.8 million in cash and have only $29 million in debt principal coming due in late 2014 and then no maturities until the second half of 2017. Importantly, our digital transformation continues. We are executing on our revenue diversification initiatives and digital growth strategies, and we look forward to 2014 with optimism."

Fourth Quarter Results

Total revenues in the fourth quarter of 2013 were $344.7 million, down 8.4% from the fourth quarter results of 2012, which included an additional week due to our fiscal 2012 calendar. Based on an estimated 13-week fourth quarter of 2012, fourth quarter of 2013 total revenues were down about 2.1% from the comparable fourth quarter of 2012. Advertising revenues were $238.8 million, down an estimated 6.0%, and circulation revenues were $92.7 million, up approximately 9.1% from the same estimated 13-week quarter in 2012. Circulation revenues were up about 3.3% for the quarter excluding the $4.9 million in revenue related to the transition to fee-for-service circulation delivery contracts at newspapers that changed to fee-for-service contracts during 2013. Total digital-only revenues, which include digital-only revenues from advertising and circulation, were up approximately15.8% compared to the same estimated 13-week quarter last year.

Results in the fourth quarter of 2013 included the following items:

  Severance and other charges totaling $3.3 million ($2.0 million after-tax);
  Non-cash impairment charges totaling $8.9 million ($5.6 million after-tax) related to owned real estate associated with outsourcing or relocation initiatives;
  Accelerated depreciation totaling $7.4 million ($4.5 million after-tax) related to newspaper production equipment associated with outsourcing or relocation initiatives;
  Non-cash impairment charges related to certain minority owned equity investments totaling $3.0 million ($1.9 million after-tax); and
  Non-cash impairment charges related to intangible assets at certain newspapers totaling $5.3 million ($3.4 million after-tax).

Operating cash expenses, excluding severance and other charges discussed above, increased approximately $4.7 million, or 1.9%, from the proforma 2012 quarter. Fourth quarter operating cash expenses also included $4.9 million in expenses related to the transition to fee-for-service circulation delivery contracts at newspapers that changed to fee-for-service contracts during 2013 (with a similar increase in circulation revenues, and thus, had no net impact on operating cash flow). Excluding the impact of this change in contracts, operating cash expenses were down an estimated $0.3 million in the quarter, or 0.1%, from the 13-week quarter of 2012.

Operating cash flow was $97.3 million in the fourth quarter of 2013, down an estimated 11.2% compared to the proforma 13-week quarter last year. (Non-GAAP measurements are discussed below.)

Full Year Results

Total revenues in 2013 were $1.242 billion, down 5.1% from 2012, which included an additional week in our 2012 fiscal calendar. Compared to estimated 52-week revenues for 2012, total revenues for 2013 were down approximately 3.4%; advertising revenues were $838.4 million, down about 6.7%; and circulation revenues were $354.0 million, up approximately 5.4%. Total digital-only revenues, which include digital-only revenues from advertising and circulation, were up 12.8% compared to the same estimated 52-week 2012 year.

Earnings for 2013, excluding the net impact of certain items discussed below, were $47.3 million. Earnings in 2012, when adjusted for similar items and excluding the estimated impact of the 53rd week, were $52.4 million. Earnings in 2012 also included a favorable tax item of $7.9 million for the release of tax reserves and related interest resulting from the expiration of statutes for certain state tax years in the second quarter of 2012. (Non-GAAP measurements are discussed below.)

On a GAAP basis, net income for 2013 was $18.8 million, or 22 cents per share. The net loss for 2012 was $0.1 million, or 0 cents per share.

Results in 2013 included the following items:

  Loss from the extinguishment of debt totaling $13.6 million ($8.6 million after-tax) related to the completion in early 2013 of both the refinancing of the company's 11.5% secured bonds due in 2017 and open-market repurchases;
  Gain related to the sale of the Miami property of $12.9 million ($8.2 million after-tax);
  Severance and other charges totaling $15.1 million ($9.5 million after-tax);
  Non-cash impairment charges totaling $8.9 million ($5.6 million after-tax) related to owned real estate associated with outsourcing or relocation initiatives;
  Accelerated depreciation totaling $11.4 million ($7.0 million after-tax) related to newspaper production equipment associated with outsourcing or relocation initiatives;
  Non-cash impairment charges related to certain minority owned equity investments totaling $3.0 million ($1.9 million after-tax);
  Non-cash impairment charges related to intangible assets at certain newspapers totaling $5.3 million ($3.4 million after-tax); and
  Net increase in tax and interest on taxes totaling $0.7 million for an increase in liabilities related to tax positions taken in prior years, net of favorable state tax audit settlements and related interest adjustments.

Operating cash flow was $276.6 million in total for 2013, down approximately 11.5% compared to the proforma 52-week year in 2012. (Non-GAAP measurements are discussed below.)

Business and Financial Highlights

Total advertising revenues were down 6.0% in the fourth quarter compared to the proforma 13-week fourth quarter of 2012. While print advertising declined, it was partially offset by revenue growth in both digital and direct marketing advertising revenues, with each reporting 2.2% growth from the 2012 proforma quarter. Total digital and direct marketing advertising represented 39.7% of total advertising on a combined basis. Digital-only advertising was up 13.2% in the quarter and total digital-only revenues, which includes both digital-only advertising and circulation revenues, finished up 15.8% versus the proforma amounts in 2012.

Based on the proforma 2012 amounts, the company's circulation revenues increased 9.1% in the fourth quarter and were up 3.3% for the quarter excluding the $4.9 million in revenue related to the transition to fee-for-service circulation delivery contracts at newspapers that changed to fee-for-service contracts during 2013. Revenue from the digital subscription package, known as the Plus Program, finished the year on a strong note. The Plus Program provided more than $8.8 million in new revenues in the quarter and $31.4 million in total for all of 2013. New, digital-only subscriptions from the Plus Program now number approximately 32,400 with total digital-only subscriptions at 60,300.

McClatchy's digital audience continues to grow. Despite the metered paywalls installed at the newspaper websites with the Plus Program launch last year, monthly unique visitors grew 19.7% in the fourth quarter of 2013 and mobile monthly unique visitor count was up 83.0% compared to the fourth quarter of 2012. Mobile users represented 40.0% of total monthly unique visitors in the quarter. The company also upgraded and launched new iOS tablet apps and Android and iOS phone apps during the fourth quarter of 2013. The Android app upgrades were completed in January of 2014.

The rollout of impressLOCALTM, McClatchy's digital marketing service solution, was completed on a company-wide basis in the fourth quarter of 2013. impressLOCALTM provides a suite of online products designed to offer local businesses a comprehensive digital marketing solution. The company is also expanding sales reach through audience extension partners, including Yahoo!, Centro, Simpli.fi and other ad networks and exchanges.

Cash expenses, excluding severance and certain other charges, finished up 1.9% in the quarter compared to the proforma 13-week amount in the fourth quarter of 2012. Cash expenses this quarter included a $3.0 million increase in pension expense and $2.2 million in investments related to new revenue initiatives and enterprise-wide operating systems. Fourth quarter operating cash expenses also included $4.9 million in expenses related to the transition to fee-for-service circulation delivery contracts at newspapers that changed to fee-for-service contracts during 2013 (with a similar increase in circulation revenues, and thus had no net impact on operating cash flow). Excluding the impact of the change in contracts related to the transition to fee-for-service circulation delivery, operating cash expenses were down $0.3 million in the quarter, or 0.1% from the 2012 proforma 13-week quarter.

Net income from equity investments was $7.5 million in the fourth quarter, up 55% compared to the same quarter last year. Classified Ventures and CareerBuilder in particular continue to provide impressive financial results. McClatchy received $38.7 million in cash distributions from all of its equity investments in the fourth quarter and $42.4 million in distributions for all of 2013.

The company finished the quarter with $80.8 million in cash. Total debt at the end of the fourth quarter was $1.556 billion. The leverage ratio at the end of the fourth quarter as defined in the company's credit agreement was 4.83 times cash flow and the interest coverage was 2.54 times cash flow. On a net debt basis (debt net of cash on hand) the leverage ratio was 4.58 times cash flow.

During the fourth quarter, the company made announcements regarding further progress in its production consolidation efforts. McClatchy reached an agreement with The Dallas Morning News to begin printing the (Fort Worth) Star-Telegram in February 2014. Separately, in January 2014 the company bought the Dow Jones production facility and related equipment in Charlotte, N.C. where it will move the production of The Charlotte Observer newspaper while also printing Dow Jones publications at this site.

Other Information

Visibility on business trends in the first quarter is limited, particularly given the snow and ice storms in the Midwest and Southeast, together home to 47.3% of our revenues. Still for full-year 2014, the company expects double-digit growth in digital-only advertising revenues along with low single-digit growth in both direct marketing and circulation revenues. Expenses are expected to be down in the low single-digits in 2014 compared to 2013, excluding the impact of circulation-related expense increases as a result of moving to fee-for-service delivery contracts at several newspapers. Expenses in 2014 are expected to include approximately $13 million of costs associated with digital initiatives in 2014 compared to $9.2 million spent in fiscal 2013.

In January 2014 the company contributed $25 million to its pension plan and expects to spend approximately $29 million in capital expenditures in 2014. The company also expects to continue to pay down debt, including the retirement of approximately $29 million in bonds maturing in November 2014.

The company's statistical report, which summarizes revenue performance for the fourth quarter and the fiscal 2013 year, follows.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income, operating cash flows and operating cash flow margins. For 2012, we have also provided an estimate of the impact of our additional week in the 2012 fiscal quarter and year-to date periods on revenues and expenses, as well as proforma operating cash flow and adjusted net income (defined below) on a 13-week fourth quarter and 52-week full-year basis for 2012.

Adjusted net income is defined as net income excluding amounts (net of tax) for loss (gain) on extinguishment of debt, gain on sale of Miami property, severance charges, certain other charges, real estate related charges, accelerated depreciation on equipment, equity investment related impairment charges, intangible asset impairment charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 51438168) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 30, 2012, as amended by the Form 10-K/A, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
REVENUES - NET:
Advertising	$ 238,783	$ 270,386	$ 838,419	$ 914,738
Circulation	92,710	91,371	353,963	342,201
Other	13,236	14,735	49,855	52,700
	344,729	376,492	1,242,237	1,309,639
OPERATING EXPENSES:
Compensation	106,283	114,245	432,255	443,401
Newsprint, supplements and printing expense	32,671	38,567	123,133	140,932
Depreciation and amortization	34,552	32,971	122,408	125,275
Other operating expenses	111,753	107,962	422,360	413,895
Non-cash asset impairments	14,200	-	17,181	-
	299,459	293,745	1,117,337	1,123,503

OPERATING INCOME	45,270	82,747	124,900	186,136

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(32,461)	(38,509)	(135,381)	(151,334)
Interest income	5	18	53	88
Equity income in unconsolidated companies, net	7,543	4,855	42,651	31,935
Loss on extinguishment of debt, net	-	(94,504)	(13,643)	(88,430)
Gain on sale of Miami property	-	-	12,938	-
Other - net	360	(4)	541	79
	(24,553)	(128,144)	(92,841)	(207,662)

INCOME (LOSS) BEFORE INCOME TAXES	20,717	(45,397)	32,059	(21,526)

INCOME TAX PROVISION (BENEFIT)	8,190	(15,382)	13,256	(21,382)

NET INCOME (LOSS)	$ 12,527	$ (30,015)	$ 18,803	$ (144)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	0.15	(0.35)	0.22	(0.00)
Diluted	0.14	(0.35)	0.22	(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	86,340	85,891	86,201	85,744
Diluted	87,398	85,891	87,136	85,744

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined				Print Only				Digital
			13-week				13-week				13-week

Revenues - Net:	2013	2012	Proforma	% Change	2013	2012	Proforma	% Change	2013	2012	Proforma	% Change

Advertising
Retail	$126,488	$145,538	$136,123	-7.1%	$103,555	$122,013	$113,874	-9.1%	$22,933	$23,525	$22,249	3.1%
National	17,639	22,902	21,490	-17.9%	12,282	16,621	15,521	-20.9%	5,357	6,280	5,969	-10.3%
Classified Total	52,799	58,968	55,345	-4.6%	28,132	34,207	31,742	-11.4%	24,667	24,761	23,603	4.5%
Automotive	20,127	21,942	20,530	-2.0%	7,308	10,075	9,092	-19.6%	12,819	11,868	11,438	12.1%
Real Estate	8,272	8,561	8,094	2.2%	5,007	5,333	4,999	0.2%	3,265	3,228	3,095	5.5%
Employment	8,489	10,267	9,658	-12.1%	3,647	4,734	4,444	-17.9%	4,842	5,533	5,214	-7.1%
Other	15,911	18,198	17,063	-6.8%	12,170	14,065	13,207	-7.9%	3,741	4,133	3,856	-3.0%
Direct Marketing	41,748	42,888	40,852	2.2%	41,748	42,888	40,852	2.2%
Other Advertising	109	90	87	25.3%	109	90	87	25.3%
Total Advertising	$238,783	$270,386	$253,897	-6.0%	$185,826	$215,819	$202,076	-8.0%	$52,957	$54,566	$51,821	2.2%

Circulation	92,710	91,371	84,994	9.1%
Other	13,236	14,735	13,412	-1.3%
Total Revenues	$344,729	$376,492	$352,303	-2.1%

Memo: Digital-only	$34,859	$31,238	$30,103	15.8%

Advertising Revenues by Market:
California	$39,427	$47,232	$44,109	-10.6%	$31,382	$38,465	$35,918	-12.6%	$8,045	$8,767	$8,191	-1.8%
Florida	41,018	43,091	40,869	0.4%	33,722	35,992	34,106	-1.1%	7,296	7,099	6,763	7.9%
Texas	24,809	28,200	26,374	-5.9%	19,279	22,456	20,917	-7.8%	5,530	5,744	5,457	1.3%
Southeast	67,340	77,110	72,425	-7.0%	51,018	59,872	55,993	-8.9%	16,322	17,239	16,432	-0.7%
Midwest	40,776	45,871	43,062	-5.3%	31,281	36,453	34,088	-8.2%	9,495	9,418	8,974	5.8%
Northwest	25,316	28,757	26,939	-6.0%	19,144	22,582	21,054	-9.1%	6,172	6,176	5,885	4.9%
Other	97	125	119	-18.5%	0	0	0	0.0%	97	125	119	-18.5%
Total Advertising	$238,783	$270,386	$253,897	-6.0%	$185,826	$215,820	$202,076	-8.0%	$52,957	$54,568	$51,821	2.2%

Advertising Statistics for Dailies:
Full Run ROP Linage					4,174.1	4,847.8	4,510.6	-7.5%

Millions of Preprints Distributed					1,360.1	1,519.6	1,434.0	-5.2%

Average Paid Circulation*:
Daily					1,881.8	1,999.9	1,999.9	-5.9%
Sunday					2,732.8	2,708.6	2,708.6	0.9%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined				Print Only				Digital
			52-week				52-week				52-week

Revenues - Net:	2013	2012	Proforma	% Change	2013	2012	Proforma	% Change	2013	2012	Proforma	% Change

Advertising
Retail	$422,462	$474,031	$464,616	-9.1%	$342,218	$392,190	$384,051	-10.9%	$80,244	$81,841	$80,565	-0.4%
National	63,724	70,477	69,065	-7.7%	44,185	51,124	50,024	-11.7%	19,539	19,353	19,041	2.6%
Classified Total	219,597	238,280	234,658	-6.4%	120,090	139,773	137,308	-12.5%	99,507	98,507	97,350	2.2%
Automotive	78,078	83,396	81,984	-4.8%	29,857	39,442	38,460	-22.4%	48,221	43,954	43,524	10.8%
Real Estate	34,535	36,386	35,919	-3.9%	21,182	23,129	22,795	-7.1%	13,353	13,257	13,124	1.7%
Employment	40,584	46,954	46,346	-12.4%	18,031	21,596	21,305	-15.4%	22,553	25,359	25,041	-9.9%
Other	66,400	71,544	70,409	-5.7%	51,019	55,607	54,749	-6.8%	15,381	15,937	15,660	-1.8%
Direct Marketing	132,155	131,309	129,273	2.2%	132,155	131,309	129,273	2.2%
Other Advertising	481	641	638	-24.6%	481	641	638	-24.6%
Total Advertising	$838,419	$914,738	$898,250	-6.7%	$639,129	$715,037	$701,294	-8.9%	$199,290	$199,701	$196,956	1.2%

Circulation	353,963	342,201	335,823	5.4%
Other	49,855	52,700	51,377	-3.0%
Total Revenues	$1,242,237	$1,309,639	$1,285,450	-3.4%

Memo: Digital-only	$124,893	$111,873	$110,738	12.8%

Advertising Revenues by Market:
California	$141,260	$158,035	$154,914	-8.8%	$110,391	$126,213	$123,666	-10.7%	$30,869	$31,823	$31,248	-1.2%
Florida	128,399	136,741	134,520	-4.6%	101,936	111,287	109,401	-6.8%	26,463	25,454	25,119	5.4%
Texas	88,873	96,928	95,102	-6.5%	67,495	75,209	73,670	-8.4%	21,378	21,719	21,432	-0.3%
Southeast	242,442	264,201	259,515	-6.6%	180,581	202,305	198,426	-9.0%	61,861	61,896	61,089	1.3%
Midwest	145,397	158,584	155,775	-6.7%	110,182	123,327	120,963	-8.9%	35,215	35,257	34,812	1.2%
Northwest	91,658	99,701	97,882	-6.4%	68,544	76,696	75,168	-8.8%	23,114	23,005	22,714	1.8%
Other	390	548	542	-28.0%	0	0	0	0.0%	390	548	542	-28.0%
Total Advertising	$838,419	$914,738	$898,250	-6.7%	$639,129	$715,037	$701,294	-8.9%	$199,290	$199,702	$196,956	1.2%

Advertising Statistics for Dailies:
Full Run ROP Linage					15,704.0	17,761.6	17,424.4	-9.9%

Millions of Preprints Distributed					4,407.5	4,654.0	4,568.5	-3.5%

Average Paid Circulation:*
Daily					1,879.9	1,988.5	1,988.5	-5.5%
Sunday					2,718.5	2,715.1	2,715.1	0.1%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Three Months Ended Proforma
	Dec. 29,	Dec. 30,	Dec. 30,	Dec. 30,
	2013	2012	2012	2012
	(13 weeks)	(14 weeks)	(1 week)	(13 weeks)
REVENUES - NET:
Advertising	$ 238,783	$ 270,386	$ 16,489	$ 253,897
Circulation	92,710	91,371	6,378	84,993
Other	13,236	14,735	1,322	13,413
	344,729	376,492	24,189	352,303
OPERATING EXPENSES:
Compensation excluding severance charges	103,003	113,290	7,843	105,447
Newsprint, supplements and printing expense	32,671	38,567	2,410	36,157
Other cash operating expenses	111,753	106,664	5,495	101,169
Cash operating expenses excluding severance and other charges	247,427	258,521	15,748	242,773
Severance charges	3,280	955	-	955
Other charges	14,200	1,298	-	1,298
Depreciation and amortization	34,552	32,971	2,371	30,600
Total operating expenses	299,459	293,745	18,119	275,626

OPERATING INCOME	45,270	82,747	6,070	76,677
Add back:
Depreciation and amortization	34,552	32,971	2,371	30,600
Severance charges	3,280	955	-	955
Other charges	14,200	1,298	-	1,298
OPERATING CASH FLOW	$ 97,302	$ 117,971	$ 8,441	$ 109,530

OPERATING CASH FLOW MARGIN	28.2%	31.3%	34.9%	31.1%

Reconciliation of Net Income (Loss) to Adjusted Net Income

Net Income (Loss):	$ 12,527	$ (30,015)	$ 4,015	$ (34,030)

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	(15)	59,956	-	59,956
Gain on sale of Miami property	14	-	-	-
Severance charges	2,052	583	-	583
Other charges	(10)	821	-	821
Real estate related charges	5,558	-	-	-
Accelerated depreciation on equipment	4,545	1,350	-	1,350
Equity investment related impairment charges	1,878	4,297	-	4,297
Intangible asset impairment charge	3,390	-	-	-
Reversal of interest on tax items	(1)	(221)	-	(221)
Certain discrete tax items	-	(2,968)	-	(2,968)
Adjusted net income	$ 29,938	$ 33,803	$ 4,015	$ 29,788

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Year Ended		Year Ended Proforma
	Dec. 29,	Dec. 30,	Dec. 30,	Dec. 30,
	2013	2012	2012	2012
	(52 weeks)	(53 weeks)	(1 week)	(52 weeks)
REVENUES - NET:
Advertising	$ 838,419	$ 914,738	$ 16,489	$ 898,249
Circulation	353,963	342,201	6,378	335,823
Other	49,855	52,700	1,322	51,378
	1,242,237	1,309,639	24,189	1,285,450
OPERATING EXPENSES:
Compensation excluding severance charges	427,408	438,750	7,843	430,907
Newsprint, supplements and printing expense	123,133	140,932	2,410	138,522
Other cash operating expenses	415,047	409,055	5,495	403,560
Cash operating expenses excluding severance and other charges	965,588	988,737	15,748	972,989
Severance charges	4,847	4,651	-	4,651
Other charges	24,494	4,840	-	4,840
Depreciation and amortization	122,408	125,275	2,371	122,904
Total operating expenses	1,117,337	1,123,503	18,119	1,105,384

OPERATING INCOME	124,900	186,136	6,070	180,066
Add back:
Depreciation and amortization	122,408	125,275	2,371	122,904
Severance charges	4,847	4,651	-	4,651
Other charges	24,494	4,840	-	4,840
OPERATING CASH FLOW	$ 276,649	$ 320,902	$ 8,441	$ 312,461

OPERATING CASH FLOW MARGIN	22.3%	24.5%	34.9%	24.3%

Reconciliation of Net Income (Loss) to Adjusted Net Income

Net Income (Loss):	$ 18,803	$ (144)	$ 4,015	$ (4,159)

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	8,641	56,108	-	56,108
Gain on sale of Miami property	(8,194)	-	-	-
Severance charges	2,977	2,896	-	2,896
Other charges	6,521	3,070	-	3,070
Real estate related charges	5,558	-	-	-
Accelerated depreciation on equipment	7,022	5,299	-	5,299
Equity investment related impairment charges	1,878	4,297	-	4,297
Intangible asset impairment charge	3,390	-	-	-
Reversal of interest on tax items	(97)	(5,069)	-	(5,069)
Certain discrete tax items	753	(10,014)	-	(10,014)
Adjusted net income	$ 47,252	$ 56,443	$ 4,015	$ 52,428

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com